Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), dated as of December 31, 2007, is among ABX Air, Inc., a Delaware corporation (the “Company”), ABX Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdings”), and ABX Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”).

RECITALS:

WHEREAS, as of the close of business on December 29, 2007, the authorized capital stock of the Company consisted of (i) 75,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which 58,678,856 shares were issued and outstanding, and no shares were held in treasury, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), none of which were issued and outstanding;

WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of (i) 75,000,000 shares of common stock, par value $0.01 per share (the “Holdings Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in treasury, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (the “Holdings Preferred Stock”), of which no shares are issued and outstanding;

WHEREAS, as of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), all of which are issued and outstanding and no shares are held in treasury;

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdings Preferred Stock and the Holdings Common Stock are the same as those of the Company Preferred Stock and the Company Common Stock, respectively;

WHEREAS, the Certificate of Incorporation and the Bylaws of Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Certificate of Incorporation and the Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”));

WHEREAS, the directors and officers of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdings as of the Effective Time;

WHEREAS, Holdings and Merger Sub are newly formed Delaware corporations organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, the Company desires to create a new holding company structure by merging Merger Sub with and into the Company with the Company being the surviving corporation and converting each outstanding share of Company Common Stock into one share of Holdings Common Stock in accordance with the terms of this Agreement;

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WHEREAS, the Boards of Directors of Holdings, Merger Sub and the Company and Holdings, in its capacity as the sole stockholder of Merger Sub, have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to authority granted by the Board of Directors of the Company, the Company will, immediately prior to the Effective Time, contribute to the capital of Holdings any shares of Company Common Stock then held by the Company in its treasury; and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Merger Sub hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

Section 1.2 Effective Time. The parties shall file this Agreement with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective on December 31, 2007 immediately after the Certificate of Merger and a copy of this Agreement are filed with the Secretary of State of the State of Delaware (the “Effective Time”).

Section 1.3 Amended Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth below, and as so amended, shall thereafter continue in full force and effect as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law, and as so amended, shall constitute the Amended Certificate of Incorporation of the Surviving Corporation:

(a) Article Fourth shall be amended and restated in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1,000 shares, of which 1,000 shall be Common Stock, par value $0.01 per share (“Common Stock”). Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by the General Corporation

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Law of the State of Delaware in respect of any class or classes of stock or any series of any class of stock of the corporation. No shares of the previously designated Series A Junior Participating Preferred Stock having been issued, such series is hereby terminated and all matters set forth in this Certificate of Incorporation with respect to such series are hereby eliminated from this Certificate of Incorporation.”

(b) A new Article Twenty-First shall be added and shall read in its entirety as follows:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of ABX Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this Certificate of Incorporation.”

Section 1.4 Bylaws. From and after the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.5 Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and

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assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub, the Company or the holder of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly issued, fully paid and nonassessable share of Holdings Common Stock.

(b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Each share of Holdings Common Stock owned by the Company immediately prior to the Merger shall automatically be canceled and retired and shall cease to exist.

(d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock and Company Preferred Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

Section 1.9 Preferred Share Purchase Rights.

(a) In accordance with Section 24(a) of that certain Preferred Stock Rights Agreement dated as of August 15, 2003, as amended and in effect on the Effective Date, between the Company and National City Bank, as Rights Agent (the “Company Rights Agreement”), as of the Effective Date, each outstanding preferred stock purchase right of the Company (“Company Right”) shall be converted into one preferred stock purchase right of Holdings issued under the Holdings Rights Agreement (as defined below).

(b) Holdings shall, prior to the Effective Time, adopt a preferred stock rights agreement (the “Holdings Rights Agreement”) substantially similar in form and substance to the Company Rights Agreement, with such changes and adjustments thereto as may be necessary to reflect that, at the Effective Date, each Company Right will be converted into one preferred stock purchase right of Holdings issued pursuant to the Holdings Rights Agreement, and, in accordance therewith, Holdings shall, at the Effective Date but without duplication of Holdings’ obligations under the Holdings Rights Agreement, issue to each holder of Holdings Common Stock issued pursuant hereto one preferred stock purchase right (“Holdings Right”) for each share of Holdings Common Stock issued by it pursuant to Section 1.8(a) herein.

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Section 1.10 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings will, in each case, be identical with those of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.

Section 1.11 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE II.

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 2.1 Assumption of Stock Units. At the Effective Time, all restricted stock units and performance based stock units (collectively, the “Stock Units”) convertible into Company Common Stock then outstanding under the ABX Air, Inc. 2005 Long-Term Incentive Plan (“Incentive Plan”), will be assumed by Holdings. Each Stock Unit so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Incentive Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)) except that each Stock Unit will be convertible for that number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock that were subject to such Stock Unit immediately prior to the Effective Time.

Section 2.2 Assumption of Incentive Plan and Other Agreements. Holdings and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to (a) the Incentive Plan, and (b) each restricted stock award agreement, restricted stock unit award agreement and performance-based stock unit award agreement or similar agreement entered into pursuant to the Incentive Plan. At the Effective Time, the Incentive Plan shall be automatically amended as necessary to provide that references to the Company in the Incentive Plan shall be read to refer to Holdings.

Section 2.3 Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock under the Incentive Plan, including upon vesting of the Stock Units, and will reserve the Holdings Series A Preferred Stock sufficient to provide for the issuance thereof upon exercise of Holdings Rights.

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ARTICLE III.

CONDITIONS OF MERGER

Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(b) The Board of Directors of the Company shall have received evidence in form and substance reasonably satisfactory to it indicating that holders of Company Common Stock and Company Preferred Stock will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

(c) All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

ARTICLE IV.

COVENANTS

Section 4.1 Election of Directors. Effective as of the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, will, if necessary to comply with Section 251(g) of the DGCL, cause the board of directors of Holdings to effect such amendments to the Bylaws of Holdings as are necessary to increase the number of directors of Holdings to equal the number of directors of the Company immediately prior to the Effective Time, remove each of the then directors of Holdings, and elect each person who is then a member of the board of directors of the Company as a director of Holdings, each of whom shall serve until his successor shall have been elected and qualified in accordance with the Certificate of Incorporation of Holdings.

Section 4.2 Contribution of Treasury Stock. Immediately prior to the Effective Time, the Company will contribute to the capital of Holdings any shares of Company Common Stock then held in the treasury of the Company.

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ARTICLE V.

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or the Board of Directors of Merger Sub if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company nor Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

Section 5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.3 Entire Agreement. This Agreement, including the Schedules attached hereto, together with the Assignment and Assumption Agreement constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

Section 6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the Company, Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABX AIR, INC.

By:	/s/ Joseph C. Hete
	Name:	Joseph C. Hete
	Title:	President & CEO

ABX HOLDINGS, INC.

By:	/s/ Joseph C. Hete
	Name:	Joseph C. Hete
	Title:	President & CEO

ABX MERGER SUB, INC.

By:	/s/ Joseph C. Hete
	Name:	Joseph C. Hete
	Title:	President

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CERTIFICATE OF THE SECRETARY

OF

ABX MERGER SUB, INC.

I, W. Joseph Payne, the Secretary of ABX Merger Sub, Inc., a Delaware corporation (the “Corporation”), hereby certify that the Agreement and Plan of Reorganization (the “Agreement”) to which this certificate is attached, after having been duly approved by the Board of Directors of the Corporation, was then submitted to the sole stockholder of the Corporation, which stockholder adopted and approved the Agreement by its written consent thereto given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

The undersigned executes this certificate as of December 31, 2007.

ABX MERGER SUB, INC.

By:
W. Joseph Payne

CERTIFICATE OF THE SECRETARY

OF

ABX AIR, INC.

I, W. Joseph Payne, the Secretary of ABX Air, Inc., a Delaware corporation (the “Corporation”), hereby certify that the Agreement and Plan of Reorganization to which this certificate is attached has been adopted by the Board of Directors of the Corporation pursuant to Section 251(g) of the General Corporation Law of the State of Delaware and that the conditions specified in the first sentence of such subsection have been satisfied.

The undersigned executes this certificate as of December 31, 2007.

ABX AIR, INC.

By:
W. Joseph Payne